Exhibit 4.25
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                    SEVENTH AMENDMENT TO AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

      THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of August 23, 2001 (this "Amendment"), is by and between BANK OF AMERICA, N.A., as successor by merger to Bank of America Illinois (the "Lender"), ELXSI, a California corporation ("ELXSI"), BICKFORD'S HOLDINGS COMPANY, INC., a Delaware corporation ("Holdings"), and BICKFORD'S FAMILY RESTAURANTS, INC., a Delaware corporation ("Bickford's") (ELXSI, Holdings and Bickford's being, collectively, the "Borrower").

                              W I T N E S S E T H:
                              - - - - - - - - - -

      WHEREAS, Borrower is party to that certain Amended and Restated Loan and Security Agreement, dated as of December 30, 1996 (the "Loan Agreement"), as the same has been amended through the Sixth Amendment, dated as of May 15, 2001; and

      WHEREAS, Borrower has requested that the Lender consent to certain amendments and waivers of the Loan Agreement as more fully set forth herein;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

      SECTION 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein have the meanings assigned to such terms in the Loan Agreement, as amended hereby.

      SECTION 2. Amendments and Consents. On the Effective Date,

      (a) Lender hereby (A) consents to extend the time to deliver the mortgages, landlord's waivers, ALTA title insurance policy and certificate of the chief financial officer under Sections 13 (a),
            (b), (c) and (e), respectively, of the Fifth Amendment, dated as of December 29, 2000 (the "Fifth Amendment"), until October 31, 2001;

      (b) Effective July 1, 2001, and until the Liabilities are indefeasibly paid in full, and notwithstanding any term or provision of the Loan Agreement to the contrary, (i) the Eurodollar Rate Margin for Revolving Loans shall be 2.25% and for Terms Loans shall be 2.50%;

      (c) Supplement A to the Loan Agreement is hereby amended by deleting such Supplement in its entirety and inserting Supplement A attached hereto in lieu thereof; and

      (d) Section 2.2(a)(i)(B) of the Loan Agreement shall be amended by deleting the number "$1,500,000" appearing therein and substituting in lieu thereof the number "2,000,000".

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      SECTION 3. Waivers. On the Effective Date, the Lender hereby waives any breach of: (i) Section 2.2 of Supplement A to the Loan Agreement for the second fiscal quarter of Borrower's Fiscal Year - 2001, and (ii) Sections 13(a), (b),
(c) and (e) of the Fifth Amendment prior to the Effective Date, provided that Borrower shall use due diligence to satisfy such requirements prior to October 31, 2001, and in any event failure to comply with Sections 13(a), (b), (c) and
(e) of the Fifth Amendment by October 31, 2001 shall constitute an Event of Default under the Loan Agreement.

      SECTION 4. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender:

      (a) the representations and warranties contained in the Loan Agreement (as amended hereby) and the other Related Agreements and Supplemental Documentation are true and correct in all material respects at and as of the date hereof as though made on and as of the date hereof (except (x) to the extent specifically made with regard to a particular date and (y) for such changes as are a result of any act or omission specifically permitted under the Loan Agreement (or under any Related Agreement), or as otherwise specifically permitted by Lender;

      (b) on the Effective Date, after giving effect to this Amendment, no Unmatured Event of Default or Event of Default will have occurred and be continuing;

      (c) the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of, and duly executed and delivered by, the Borrower, and this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and

      (d) the execution, delivery and performance of this Amendment does not conflict with or result in a breach by the Borrower of any term of any material contract, loan agreement, indenture or other agreement or instrument to which the Borrower is a party or is subject.

      SECTION 5. Conditions Precedent to Effectiveness of Amendment. This Amendment shall become effective (the "Effective Date") upon satisfaction of the following:

      (a) the Lender, Borrower and Parent shall have executed and delivered this Amendment;

      (b) the Borrower shall have paid, in immediately available funds, to Lender a fully earned and nonrefundable amendment fee of $2,500;

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      (c)   the fees and expenses of Lender's counsel invoiced through the date hereof shall have been paid in full in immediately available funds.

      SECTION 6. Execution in Counterparts. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

      SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE INTERNAL CONFLICTS OF LAWS PROVISIONS THEREOF.

      SECTION 8. Effect of Amendment; Reaffirmation of Loan Documents. The parties hereto agree and acknowledge that (i) nothing contained in this Amendment in any manner or respect limits or terminates any of the provisions of the Loan Agreement or the other Related Agreements or Supplemental Documentation other than as expressly set forth herein and (ii) the Loan Agreement (as amended hereby) and each of the other Related Agreements and Supplemental Documentation remain and continue in full force and effect and are hereby ratified and reaffirmed in all respects.

      SECTION 9. Bond Documents. On the Effective Date, the Bond Documents (as defined in the Fifth Amendment) shall be deemed waived and amended to the extent necessary and applicable to conform them to the terms, provisions and conditions of Sections 2 and 3 hereof.

      SECTION 10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                            [signature pages follow]

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                              ELXSI


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________


                              Address:    3600 Rio Vista Avenue
                                          Suite A
                                          Orlando, Florida 32805

                              Attention:  President
                              Facsimile number: 407/849-0625


                              BICKFORD'S HOLDINGS COMPANY, INC.


                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________


                              Address:    1330 Soldier's Field Road
                                          Boston, MA 02135

                              Attention:  Kevin P. Lynch
                              Facsimile number: 617/787-1620


                              BICKFORD'S FAMILY RESTAURANTS, INC.
                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________


                              Address:    1330 Soldier's Field Road
                                          Boston, MA 02135

                              Attention:  Kevin P. Lynch
                              Facsimile number: 617/787-1620

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                              BANK OF AMERICA, N.A.
                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________


                              Address:    231 South LaSalle Street
                                          Chicago, Illinois 60697

                              Attention:  Chicago Growth Group
                              Facsimile number: 312/974-2108


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                            CONSENT AND RATIFICATION
                           Dated as of August 23, 2001


The undersigned hereby acknowledges receipt of a copy of the foregoing Amendment, consents to all the terms and provisions thereof, and ratifies and confirms all the terms and provisions of each Related Agreement and of each Bond Document to which it is a party.


                                    ELXSI CORPORATION

                                    By:___________________________________

                                    Its:__________________________________


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                                  SUPPLEMENT A
                                       TO
                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                   Dated as of December 30, 1996, as amended,
                Between ELXSI, BICKFORD'S HOLDINGS COMPANY, INC.
                     BICKFORD'S FAMILY RESTAURANTS, INC. and
                              BANK OF AMERICA, N.A.

1. Loan Agreement Reference. This Supplement A, as it may be amended or modified from time to time, is a part of the Amended and Restated Loan and Security Agreement, dated as of December 30, 1996, between Borrower and Lender (together with all amendments, restatements, supplements and other modifications thereto, the "Loan Agreement"). Terms used and not defined herein which are defined in the Loan Agreement shall have the meaning ascribed to them therein unless the context requires otherwise.

2. Additional Covenants. Until all of Borrower's Liabilities are paid in full, Borrower agrees that, unless Lender otherwise consents in writing, it will:

      SECTION 2.1. Funded Debt to EBITDA Ratio. Maintain a ratio of Funded Debt to EBITDA not exceeding 2.25:1.0. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

"Funded Debt" means all outstanding indebtedness of Borrower for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness other than indebtedness subordinated to the term loan hereunder on terms and conditions satisfactory to the Bank and excluding intercompany debt.

"EBITDA" means the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, and excluding other income and expense and extraordinary items, determined for Borrower on a consolidated basis.

      SECTION 2.2 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.25:1.0. This ratio will be calculated at the end of each fiscal quarter, commencing with the third fiscal quarter of Fiscal Year 2001. The Fixed Charge Coverage Ratio shall be determined for the period from the first day of the third fiscal quarter of Fiscal Year 2001 through the date of determination, taking such period as one (1) accounting period, and after the end of the third fiscal quarter in Fiscal Year 2002, the Fixed Charge Coverage Ratio shall be determined for the four (4) consecutive fiscal quarters ending on the date of determination, taking such period as one (1) accounting period.

"Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA, plus operating rent expenses, less capital expenditures, less taxes paid and less payments made under Section 5.13 of the Agreement to the Parent, to (b) the sum of interest paid, plus operating rent expenses, plus capital lease payments, plus principal installments payable under this Agreement, determined for Borrower on a consolidated basis.

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      SECTION 2.3 Capital Expenditures. Not, and not permit any Subsidiary to, purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, (A) the aggregate capitalized cost of all fixed assets purchased or otherwise acquired (other than by means of a Capitalized Lease) by Borrower and its Subsidiaries on a consolidated basis plus (B) the aggregate annual payments under Capitalized Leases (excluding the portion thereof representing imputed interest) of Borrower and its Subsidiaries on a consolidated basis (excluding, in each of (A) and (B), (a) any fixed asset which constitutes a replacement for an asset which was the subject of a casualty or governmental taking to the extent the purchase or other acquisition thereof is funded by insurance proceeds or other payments received as a result of such casualty or taking and (b) the first $675,000 of capital expenditures related solely to removal of underground storage tanks or other environmental problems at Borrower's restaurant locations) would exceed (i) $6,660,000 for Fiscal Year 2000, and (ii) $5,000,000 for each Fiscal Year thereafter, all on a noncumulative basis.

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